Exhibit 99.1

[McLeodUSA Logo Graphic]

                 McLeodUSA Reports Third Quarter 2004 Results

o    Continued strong operational performance

o    Realized benefits of ongoing quarterly cash management program

o Recorded non-cash charge of $263.1 million related to goodwill and intangibles annual impairment review


CEDAR RAPIDS, Iowa - November 9, 2004 - McLeodUSA Incorporated (Nasdaq: MCLD), one of the nation's largest independent, competitive telecommunications services providers, today reported financial and operating results for the quarter ended September 30, 2004.

Total revenues for the quarter were $168.1 million and gross margin1 was $74.0 million. SG&A expenses for the quarter were $62.5 million. Adjusted EBITDA1 for the period was $11.5 million, resulting in the tenth consecutive quarter of positive Adjusted EBITDA. Reported net loss for the quarter was $(352.8) million, which included a non-cash charge of $263.1 million related to the impairment of goodwill and intangible assets, or a loss per common share of $(1.19).

"In the third quarter, McLeodUSA's operational performance once again achieved world-class metrics with 94% customer satisfaction, 99.7% billing accuracy and 99.999% network reliability. Successful implementation of our cash management initiatives resulted in a 22% reduction of ongoing quarterly SG&A expenditures compared to 2003 and a revised capital expenditure level of approximately $10 million per quarter. In addition, we have sold approximately $20 million of fiber assets to date in 2004," said Chris A. Davis, Chairman and Chief Executive Officer. "Sales productivity has improved since the beginning of the year; however, these improvements were more than offset by the expected decline in quarterly revenue resulting from the federally mandated reduction in access rates. In the quarter, we entered into several sizeable wholesale long distance agreements and we also made good progress in advancing discussions with several carriers regarding our UNE-L wholesale services as a lower cost alternative to UNE-P."

While AT&T has delayed its final decision to migrate its UNE-P lines to the McLeodUSA network pending further clarity on the FCC's network unbundling permanent rules, the Company continues to expect its combined wholesale initiatives to develop into new revenue growth over the next several quarters.

For the quarter ended September 30, 2004, total revenues were $168.1 million compared to $191.9 million in the second quarter of 2004 and $211.0 million in the third quarter of 2003. As expected, the benefits of the Company's revenue initiatives were offset in the third quarter by the final phase of the federally mandated reduction in access rates, which negatively impacted revenues and gross margin by approximately $8 million. In addition, the second quarter of 2004 included a one-time $6 million favorable rate settlement. Gross margin for the third quarter of 2004 was $74.0 million compared to $86.6 million in the second quarter of 2004 and $93.6 million in the third quarter of 2003. Gross margin decreased from the second quarter of 2004 due to the federally mandated access rate reduction as well as the favorable rate settlement recorded in the second quarter, partially offset by favorable long distance cost reductions. Gross margin as a percentage of revenue for the third quarter was 44.0% compared to 45.1% in the second quarter of 2004 and 44.4% in the third quarter of 2003.

Private line and data revenue per customer was essentially flat with the second quarter of 2004 and increased 15 % compared to the third quarter of 2003. Long distance revenue per customer remained flat with the second quarter of 2004 and declined 16% from the third quarter of 2003 as the Company reduced the cost of service and offered substantially more competitive pricing year over year. Local service revenue per customer, excluding the second quarter one-time rate settlement and the third quarter access rate reduction, was essentially flat compared to the second quarter of 2004 and declined by approximately 4% as compared to the third quarter of 2003 as a result of the Company's continued migration to its lower cost, more competitively priced and more profitable UNE-L platform versus resale and UNE-P.

The Company's excellent operational performance continued in the third quarter of 2004. The customer satisfaction rating was 94%, billing accuracy was 99.7% and the Company continued to consistently achieve 99.999% network reliability, all in line with Company goals.

Customer platform mix at the end of the third quarter was 70% UNE-L, 4% resale and 26% UNE-M/P versus 69%, 4% and 27%, respectively, at the end of the second quarter of 2004 and 62%, 6% and 32%, respectively, at the end of the third quarter of 2003 as the Company continued to migrate resale and UNE-P customers to UNE-L and add new customers to the more profitable UNE-L platform. Business customer line turnover was 2.1% in the third quarter of 2004 compared to 2.2% in the second quarter of 2004 and 1.9% in the third quarter of 2003. Total customer line turnover in the third quarter was 2.4% versus 2.5% and 2.3% in the second quarter of 2004 and third quarter of 2003, respectively.

For the third quarter of 2004, SG&A was $62.5 million versus $68.5 million in the second quarter of 2004 and $80.0 million in the third quarter of 2003. The significant reductions in SG&A expenses reflects the Company's ongoing process improvement programs, as well as specific actions taken in 2004 to reduce non-essential expenses and conserve cash. Adjusted EBITDA in the third quarter of 2004 was $11.5 million compared to $18.1 million in the second quarter of 2004 and $13.6 million in the third quarter of 2003.

In the third quarter, the Company completed its annual goodwill impairment testing. Based on the most recent projection of future operations, including the expected timing of retail and wholesale revenue growth, the independent third-party valuations resulted in full impairment of goodwill and a partial impairment of the McLeodUSA trade name. As a result, a non-cash impairment charge of $263.1 million was recorded in the third quarter. Net loss for the third quarter of 2004, including the impairment charge, was $(352.8) million compared to $(82.2) million in both the second quarter of 2004 and the third quarter of 2003.

Total revenues for the nine months ended September 30, 2004 were $553.5 million versus $659.5 million in the comparable 2003 period primarily driven by the federally mandated access rate reductions of $25.6 million, lower long distance rates and volume of $35.9 million, and the decline in cost and volume of local services of $29.5 million. Gross margin for the nine-month period ending September 30, 2004 was $246.6 million versus $276.6 million in 2003 driven by lower revenues partially offset by increased profitability associated with the migration of the business to UNE-L and the favorable impact of the Company's cost reduction initiatives. Gross margin as a percent of revenue for the nine-month period was 44.6% versus 41.9% in 2003. Total SG&A expenses for the nine-month period were $206.7 million and $235.2 million in the 2004 and 2003 periods, respectively, as the Company successfully executed its productivity improvement plans. Adjusted EBITDA was $39.9 million for the nine-month 2004 period versus $41.4 million in 2003, despite the $106 million decline in revenue.

The Company has completed a number of actions focused on cash conservation and improved liquidity while continuing to support its revenue growth plan. Total quarterly run-rate SG&A expense was reduced by $17.5 million from the third quarter of 2003. Capital expenditures for the third quarter 2004 were reduced to $8.5 million, down from the second quarter 2004 expenditure of $14 million. Based on actions taken to date, the Company will most likely underrun its revised plan to spend approximately $50-55 million in 2004 as well as, its initial 2004 plan of $65 million. Capital expenditures for the remainder of the year are dedicated to new product introduction, cost savings programs and strategic growth initiatives. The Company received approximately $2.1 million of cash from fiber sales in the third quarter. These combined actions resulted in a cash usage of approximately $20.1 million in the third quarter. After the end of the quarter the Company closed additional fiber transactions valued at approximately $14 million. In 2004, the Company has closed approximately $20 million of fiber transactions.

The Company ended the quarter with $26.1 million of cash on hand. The Company met all current financial covenants and continued to have full access to the $110 million Exit Facility. As announced previously, the Company made its third quarter withdrawal of $15.0 million from the Exit Facility and during October 2004 made its planned $20 million withdrawal resulting in a total of $108 million used against the Exit Facility. Going forward the Company expects to continue to realize the benefits of the cash management actions implemented in previous quarters and the execution of its plan to sell additional fiber.

Based on the expected timing of the realization of certain retail and wholesale revenue initiatives, it is more likely than not that the Company will not meet the minimum revenue covenant in its Credit Agreement and Exit Facility as of December 31, 2004. The Company has initiated discussions with its lender group regarding obtaining a waiver for this covenant. Minimum revenue is no longer a restrictive covenant after December 31, 2004.

Other recent highlights include:

o On November 5, 2004, the Company announced an agreement with Level 3 Communications, Inc. to terminate a 20-year dark fiber lease agreement signed in 1999. McLeodUSA will transfer fibers back to Level 3 in exchange for a cash payment and other consideration. In addition, the companies have entered into an agreement under which McLeodUSA will provide network services to Level 3 at discounted rates.

o On October 6, 2004, the Company introduced the addition of Preferred Advantage(R) Conference Calling to its comprehensive suite of telecommunications solutions for business customers. This enhanced service provides strategic tools to allow businesses to conduct virtual meetings, share files and presentations with online web collaboration, as well as deliver online training through a user-friendly virtual collaboration platform.

o On September 27, 2004, the Company announced that it was selected as the primary telecommunications services provider for D.O.C. Optics, the ninth largest retail optical chain in the country. The multi-year agreement includes local, long distance and data telecommunications services for all D.O.C. Optics locations in the McLeodUSA 25-state footprint.

o On September 15, 2004, the Company announced that it was selected by American Business Communication to provide local voice services in addition to long distance services to Regis Hair Salons. McLeodUSA has installed local and long distance services in 1,901 locations, long distance only in 3,440 locations and enhanced 800 services in nearly 6,000 locations across the McLeodUSA 25-state footprint.


Conference Call
---------------

McLeodUSA will host a conference call on Tuesday, November 9, 2004, at 10 a.m. Eastern Time to discuss third quarter results and the information contained in this release. The call may be accessed at 888-271-9098 (U.S.) or 706-634-6027 (International). A replay will be available approximately 2 hours after completion of the call at 800-642-1687 (U.S.) or 706-645-9291 (International), Conference ID No. 1727279. The audio replay will be available through midnight ET on Tuesday, November 16, 2004. The call will also be Webcast live and available via replay at:
http://www.mcleodusa.com/InvestorRelations/StreamingMedia.do

About McLeodUSA
---------------

McLeodUSA provides integrated communications services, including local services, in 25 Midwest, Southwest, Northwest and Rocky Mountain states. The Company is a facilities-based telecommunications provider with, as of September 30, 2004, 38 ATM switches, 39 voice switches, 696 collocations, 435 DSLAMs and 2,474 employees. As of April 16, 2002, Forstmann Little & Co. became a 58% shareholder in the Company. Visit the Company's Web site at www.mcleodusa.com

(1)Non-GAAP Financial Measures
------------------------------

To provide further clarification, the Company has begun using the term Adjusted EBITDA as a replacement for EBITDA. Adjusted EBITDA is a non-GAAP financial measure used by management to evaluate the effectiveness of the Company's operating performance and to enhance the comparability between periods. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, as defined by McLeodUSA, further removes the effects of other income and expense, restructuring adjustments and impairment charges. Management removes the effects of other income and expense, restructuring adjustments and impairment charges from Adjusted EBITDA because it does not believe that such items are representative of the core operating results of the Company's ongoing competitive telecommunications activities. For a facilities-based telecommunications services provider like McLeodUSA with high initial capital investments required in order to gain entry to the industry, management believes that omitting depreciation and amortization from Adjusted EBITDA provides a relevant and useful measure of the Company's core operating performance and enhances comparability between periods. Management believes that non-GAAP measures such as Adjusted EBITDA are commonly reported and used by analysts, investors and other interested parties in the telecommunications industry. Adjusted EBITDA is reconciled to net loss, the most comparable GAAP measure, within the table presented below. McLeodUSA's use of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the telecommunications industry. The use of Adjusted EBITDA is not intended to replace measures of financial performance reported in accordance with accounting principles generally accepted in the United States.


                                                                                Three months ended
                                                           --------------------------------------------------------------
    (In millions)                                            Sept. 30, 2004       June 30, 2004         Sept. 30, 2003
                                                           -------------------  -------------------   -------------------


    Reconciliation of Adjusted EBITDA:
    Net loss.............................................       $     (352.8)        $      (82.2)         $      (82.2)
    Interest expense.....................................               11.9                 11.6                   8.9
    Other nonoperating expense...........................                0.5                  0.5                   0.3
    Restructuring adjustment.............................                 -                  (0.2)                   -
    Impairment charge....................................              263.1                    -                    -
    Depreciation and amortization........................               88.8                 88.4                  86.6
                                                           -------------------  -------------------   -------------------
        Adjusted EBITDA..................................        $      11.5          $      18.1           $      13.6
                                                           ===================  ===================   ===================


                                                                                Nine months ended
                                                                  -----------------------------------------------
    (In millions)                                                    Sept. 30, 2004           Sept. 30, 2003
                                                                  ----------------------   ----------------------

    Reconciliation of Adjusted EBITDA:
    Net loss....................................................         $      (526.4)           $      (239.1)
    Interest expense............................................                  34.6                     25.9
    Other nonoperating expense..................................                   1.5                      0.7
    Restructuring adjustment....................................                  (0.2)                       -
    Impairment charge...........................................                 263.1                        -
    Depreciation and amortization...............................                 267.3                    253.9
                                                                  ----------------------   ----------------------
        Adjusted EBITDA.........................................          $       39.9             $       41.4
                                                                  ======================   ======================


Gross margin is another financial measure that management uses to evaluate operating performance. Gross margin, which is calculated as revenues less cost of service, excludes depreciation and amortization expenses.
Cost of service includes expenses directly associated with providing telecommunications services to its customers. Costs classified as cost of service include, among other items, the cost of connecting customers to the McLeodUSA network via leased facilities, the costs paid to third party providers for interconnect access and transport services, the costs of leasing components of network facilities and the cost of fiber related to sales and leases of network facilities. Gross margin is reconciled to net loss, the most comparable GAAP measure, within the table presented below.


                                                                                Three months ended
                                                           --------------------------------------------------------------
    (In millions)                                            Sept. 30, 2004       June 30, 2004         Sept. 30, 2003
                                                           -------------------  -------------------   -------------------

    Reconciliation of Gross Margin:
    Net loss.............................................       $     (352.8)        $      (82.2)         $      (82.2)
    Interest expense.....................................               11.9                 11.6                   8.9
    Other nonoperating expense...........................                0.5                  0.5                   0.3
    Restructuring adjustment.............................                  -                 (0.2)                    -
    Impairment charge                                                  263.1                    -                     -
    Depreciation and amortization........................               88.8                 88.4                  86.6
    Selling, general and administrative..................               62.5                 68.5                  80.0
                                                           -------------------  -------------------   -------------------
        Gross Margin.....................................        $      74.0          $      86.6           $      93.6
                                                           ===================  ===================   ===================


                                                                                Nine months ended
                                                                  -----------------------------------------------
    (In millions)                                                    Sept. 30, 2004           Sept. 30, 2003
                                                                  ----------------------   ----------------------

    Reconciliation of Gross Margin:
    Net loss....................................................         $      (526.4)           $      (239.1)
    Interest expense............................................                  34.6                     25.9
    Other nonoperating expense..................................                   1.5                      0.7
    Restructuring adjustment....................................                  (0.2)                       -
    Impairment charge...........................................                 263.1                        -
    Depreciation and amortization...............................                 267.3                    253.9
    Selling, general and administrative.........................                 206.7                    235.2
                                                                  ----------------------   ----------------------
        Gross Margin............................................         $       246.6            $       276.6
                                                                  ======================   ======================


Some of the statements in this press release include statements about our future expectations. Statements that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act. Such statements may include projections of financial and operational results and goals, including revenue, EBITDA, Adjusted EBITDA, profitability, savings and cash. In some cases, you can identify these so-called "forward-looking statements" by our use of words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict,"
"project," "intend" or "potential" or the negative of those words and other comparable words. These forward-looking statements are subject to known as well as unknown risks and uncertainties that may cause actual results to differ materially from our expectations. Our expectations are based on various factors and assumptions and reflect only our predictions. Factors that could cause actual results to differ materially from the forward-looking statement include technological, regulatory, public policy or other developments in our industry, availability and adequacy of capital resources, current and future economic conditions, the existence of strategic alliances, our ability to generate cash, our ability to implement process and network improvements, our ability to attract and retain customers, our ability to migrate traffic to appropriate platforms and changes in the competitive climate in which we operate. These and other risks are described in more detail in our most recent Annual Report on Form 10-K filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.


Contact:
McLeodUSA Incorporated, Cedar Rapids, IA
Investor Contact:  Bryce E. Nemitz
Press Contact:     Bruce A. Tiemann
Phone:  (319) 790-7800
Mcleodusa_ir@mcleodusa.com

McLeodUSA Incorporated and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(UNAUDITED)



                                                                                 Three months ended
                                                                    ----------------------------------------------
                                                                     September 30, 2004      September 30, 2003
                                                                    ---------------------- -----------------------


Revenue                                                                $       168.1            $    211.0

Operating expenses:
    Cost of service (exclusive of depreciation and amortization
        shown separately below)                                                 94.1                 117.4
    Selling, general and administrative                                         62.5                  80.0
    Depreciation and amortization                                               88.8                  86.6
    Impairment charge                                                          263.1                    -
                                                                    ------------------         --------------------
        Total operating expenses                                               508.5                 284.0
                                                                    -------------------        --------------------
        Operating loss                                                        (340.4)                (73.0)
                                                                    -------------------        --------------------

Nonoperating expense:
    Interest expense, net of amounts capitalized                               (11.9)                 (8.9)
    Other expense                                                               (0.5)                 (0.3)
                                                                    ------------------         --------------------
        Total nonoperating expense                                             (12.4)                 (9.2)
                                                                    ------------------         --------------------
        Net loss                                                       $      (352.8)           $    (82.2)
                                                                    ------------------         --------------------
Preferred stock dividend                                                        (0.8)                 (1.2)
                                                                    ------------------         --------------------
        Net loss applicable to common shares                           $      (353.6)                (83.4)
                                                                    ==================         ====================

Basic and diluted loss per common share                                $       (1.19)           $    (0.30)
                                                                    ==================         ====================
Weighted average common shares outstanding                                     296.7                 278.9
                                                                    ===================        ====================


McLeodUSA Incorporated and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(UNAUDITED)



                                                                                  Nine months ended
                                                                    ----------------------------------------------
                                                                     September 30, 2004      September 30, 2003
                                                                    ---------------------- -----------------------


Revenue                                                                       $      553.5         $       659.5

Operating expenses:
    Cost of service (exclusive of depreciation and amortization
        shown separately below)                                                      306.9                 382.9
    Selling, general and administrative                                              206.7                 235.2
    Depreciation and amortization                                                    267.3                 253.9
    Impairment charge                                                                263.1                    -
    Restructuring adjustment                                                          (0.2)                   -
                                                                            ----------------        --------------
        Total operating expenses                                                   1,043.8                 872.0
                                                                            ----------------        --------------
        Operating loss                                                              (490.3)               (212.5)
                                                                            ----------------        --------------

Nonoperating expense:
    Interest expense, net of amounts capitalized                                     (34.6)                (25.9)
    Other expense                                                                     (1.5)                 (0.7)
                                                                            ----------------       ---------------
        Total nonoperating expense                                                   (36.1)                (26.6)
                                                                            ----------------       ---------------
        Net loss                                                              $     (526.4)        $      (239.1)
                                                                            ----------------       ---------------
Preferred stock dividend                                                              (2.4)                 (3.6)
                                                                            ----------------       ---------------
        Net loss applicable to common shares                                  $     (528.8)        $      (242.7)
                                                                            ================       ===============

Basic and diluted loss per common share                                       $       (1.80)       $       (0.87)
                                                                            ================       ===============
Weighted average common shares outstanding                                           293.3                 277.9
                                                                            ================       ===============



McLeodUSA Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)



                                                                 September 30, 2004         December 31, 2003
                                                               -----------------------  -----------------------
                                                                    (unaudited)
ASSETS
Current Assets


    Cash and cash equivalents                                     $        26.1             $      56.5
    Trade receivables, net                                                 60.3                    65.6
    Prepaid expense and other                                              25.2                    22.4
    Assets held for sale                                                    2.0                     2.0
                                                                  --------------            -------------
    Total Current Assets                                                  113.6                   146.5
                                                                  --------------            -------------

Non-current Assets
    Property and equipment, net                                           818.1                 1,007.7
    Goodwill and other intangibles, net                                   156.0                   446.9
    Other non-current assets                                               24.1                    29.5
                                                                  --------------            -------------
    Total Non-current Assets                                              998.2                 1,484.1
                                                                  --------------            -------------

Total Assets                                                      $     1,111.8             $   1,630.6
                                                                  ==============            =============

LIABILITIES AND EQUITY
Current Liabilities

    Current maturities of long-term debt                          $        40.4             $      27.1
    Accounts payable                                                       35.1                    30.5
    Deferred revenue, current portion                                       6.7                     6.9
    Other current liabilities                                             100.2                   121.5
    Liabilities related to discontinued operations                          0.3                     1.1
                                                                  --------------            -------------
    Total Current Liabilities                                             182.7                   187.1
                                                                  --------------            -------------

Long-term Liabilities
    Long-term debt, excluding current maturities                          724.7                   717.3
    Deferred revenue less current portion                                  17.2                    15.1
    Other long-term liabilities                                            60.8                    58.3
                                                                  --------------            -------------
    Total Long-term Liabilities                                           802.7                   790.7
                                                                  --------------            -------------

Redeemable Convertible Preferred Stock                                     80.4                   131.1

Stockholders' Equity                                                       46.0                   521.7
                                                                  --------------            -------------

    Total Liabilities and Equity                                  $     1,111.8             $   1,630.6
                                                                  ==============            =============



McLeodUSA Incorporated and Subsidiaries
Selected Telecommunications Statistical Data

                                                        ------------------     -------------------     -------------------
                                                             9/30/03                6/30/04                 9/30/04
                                                        ------------------     -------------------     -------------------


Active central offices                                            1,719                 1,692                   1,705

Collocations                                                        604                   696                     696

Switches owned
    CO / LD                                                          44                    39                      39
    ATM / Frame Relay                                                38                    38                      38

DSLAMs installed                                                    435                   435                     435

Total Competitive:
    Customers                                                   407,124               369,282                 356,938
    Access Units / Customer                                         2.7                   2.8                     2.8

Revenue per Customer / Month
        Local                                                $   109.24           $    111.97*            $    102.04**
        Long distance                                             35.28                 30.11                   29.80
        Private line & data                                       27.61                 32.11                   31.70
                                                             -----------          ------------            ------------
        Total                                                $   172.13           $    174.19             $    163.54
                                                             ===========          ============            ============

Platform Distribution
        Resale                                                       6%                    4%                      4%
        UNE-M/P                                                     32%                   27%                     26%
        UNE-L                                                       62%                   69%                     70%
                                                             -----------          ------------            ------------
        Total                                                      100%                  100%                    100%
                                                             ===========          ============            ============

*   Excluding second quarter rate settlement local revenue per customer was $105.67

**  Excluding impact of federally mandated access rate reduction local revenue per customer was $104.77
